ARTICLES OF INCORPORATION
OF
SOFTWALL EQUIPMENT, CORP.
      The undersigned, a person of the age of eighteen years or more, acting as an incorporator of a corporation under the Utah Revised Business Corporation, Act adopt the following Articles of
     Incorporation for such corporation.
     ARTICLE I
     Name
The name of this corporation is SOFTWALL EQUIPMENT, CORP.

ARTICLE II
Duration
The duration of this corporation is perpetual.
ARTICLE III
Purpose
     The purpose or purposes for which this corporation is  organized are:
      (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Utah.
      (b) To engage in the manufacturing of mining equipment and research and development of mining equipment and to do each and every act necessary to accomplish said purpose.
      (c) To do each and every thing necessary suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at any time may appear conductive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part of the world ; as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

     ARTICLE IV
     Stock
     The Corporation shall have the authority to issue fifty million (50,000,000) shares of common stock with a par value of $.001 per share, all stock of the corporation shall be of the same class common and shall have the same rights and preferences, fully paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE V
Amendment
     These Articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VI
Shareholder Rights
     The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.
     ARTICLE VII
     Initial Office and Agent
     The address of the initial registered office of the corporation is 11602 Colchester Drive Sandy, Utah 84092 and the name of the corporation's initial registered agent at such address is Randall D. Peterson. I hereby acknowledge and accept appointment as the corporation's registered Agent:

ARTICLE VIII
Incorporators
The name and address of each incorporator is:
Randall D Peterson
11602 Colchester Drive
Sandy, Utah 84092

ARTICLE IX
Common Directors - Transactions Between Corporations
     No contract or other transaction between this corporation and one or more of its directors or any other corporation , firm, association or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the f act of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.
     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.
ARTICLE X
LIMITED LIABILITY
     The Directors of the corporation are afforded the maximum liability as provided under Utah Code Annotated 16-10a-841 and said Directors liability is limited as outlined under said section and applicable exemptions as found under Utah Law.
     In Witness Whereof, Randall D. Peterson has executed these Articles of Incorporation in duplicate this 5th day of October, 1998, and say: That Randall D. Peterson is an incorporator herein; that he has read the above and foregoing Articles of Incorporation; know the contents thereof and that the same is true to the best of his knowledge and belief, excepting as to matters herein alleged upon information and belief and as to those matters he believes to be true.

                              SOFTWALL EQUIPMENT, CORP.

                              BY:/s/ Randall D. Peterson
                              Incorporator/RANDALL D. PETERSON